[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]

                                 (202) 274-2000



March 16, 1998

The Board of Directors
Axia Federal Savings Bank
1410 St. Georges Avenue
Avenel, New Jersey 07001

     Re:  Axia Bancorp, Inc.
          Common Stock Par Value $1.00 Per Share

Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Axia Bancorp, Inc. (the "Company") Common Stock, par value $1.00 per share ("Common Stock"). We have reviewed the Company's proposed Stock Holding Company Charter, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form SB-2 and the incorporation of the Company as a federal corporation, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

     This Opinion has been prepared for the use of the Company in connection with its registration statement on Form SB-2, and we hereby consent to the filing of this Opinion as an exhibit to such registration statement and to our firm being referenced under the caption "Legal Matters."

                                    Very truly yours,



                                    /s/ Luse Lehman Gorman Pomerenk & Schick
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                                    Luse Lehman Gorman Pomerenk & Schick
                                    A Professional Corporation